UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

BLUCORA, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

On March 4, 2021, The Deal published an interview with Jim Chadwick, head of alternatives at Ancora Advisors LLC, which was posted on The Deal’s website and included the following quotes from Mr. Chadwick:

“We believe there would be buyers [for TaxAct] for sure,” Chadwick said on Wednesday, March 3. “They would have to run a process. There are potentially financial buyers and strategics that make sense.”

Chadwick argued that Credit Karma’s auction of its tax preparation business “was a very crowded process” that involved a lot of potential buyers.

“Tax Act would work nicely with that group of potential buyers,” Chadwick said. “If they were to go and try to shop the asset, I think they would not have trouble finding someone.”

“Despite the fact they keep saying there are synergies between the two businesses … they have never provided real synergies,” Chadwick said. “It is a business that does not need to be together with the other.”

“The TaxAct piece creates a distraction,” Chadwick said. “I think they could monetize the TaxAct business at a good valuation, and it would definitely be transformative to the business.”

He added Blucora’s wealth management business is “the most interesting” to the market and is the most likely to grow in the future.

Source: The Deal. The Deal is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this interview in our proxy solicitation.

Ronald Orol for The Deal.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

ANCORA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Advisors, LLC (“Ancora Advisors”), Ancora Alternatives LLC (“Ancora Alternatives”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), The Ancora Group Inc. (“Ancora Inc.”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Holdings Inc. (“Ancora Holdings”), Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek.

As of the date hereof, Ancora Catalyst Institutional directly owns 750,948 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, Ancora Catalyst directly owns 60,242 shares of Common Stock. As of the date hereof, Ancora Merlin Institutional directly owns 745,641 shares of Common Stock. As of the date hereof, Ancora Merlin directly owns 64,822 shares of Common Stock. As of the date hereof, 2,000 shares of Common Stock were held in a certain managed account for which Ancora Advisors serves as the investment adviser to (the “Ancora Advisors SMAs”). As of the date hereof, 7,500 shares of Common Stock were held in a certain managed account for which Ancora Family Wealth serves as the investment adviser to (the “Ancora Family Wealth SMAs”). Ancora Alternatives, as the investment advisor and general partner to each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional and Ancora Merlin, may be deemed to the beneficial owner of an aggregate of 1,621,653 shares of Common Stock owned by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional and Ancora Merlin. Ancora Inc., as the sole member of Ancora Advisors, may be deemed to beneficially own the 2,000 shares of Common Stock held in the Ancora Advisors SMAs. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed the beneficial owner of the 7,500 shares of Common Stock held in the Ancora Family Wealth SMAs. Ancora Holdings, as the sole member of each of Ancora Alternatives and Inverness Holdings and the sole shareholder of Ancora Inc., may be deemed the beneficial owner of an aggregate of 1,631,153 shares of Common Stock owned by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin and held in the Ancora Advisors SMAs and Ancora Family Wealth SMAs. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings, may be deemed the beneficial owner of 1,631,153 shares of Common Stock owned by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin and held in the Ancora Advisors SMAs and Ancora Family Wealth SMAs. As of the date hereof, neither Mr. MacKinlay nor Mses. Flynn and Spacek own any shares of Common Stock.